April 10, 2006

Annuity Investors Life Insurance Company

Dear Sir and Madam:

Deutsche Asset Management, Inc. (hereinafter, the “Adviser”) has a services agreement dated March 8, 1999, as amended (the “services agreement”), with you (hereinafter, the “Company”) concerning certain administrative services provided by you on a sub-administration basis, with respect to various series or portfolios of DWS Investments VIT Funds (formerly, Scudder Investments VIT Funds, Deutsche Asset Management VIT Funds, and BT Insurance Funds Trust) (hereinafter, the “Fund”) used as underlying investments for certain variable insurance products (hereinafter, “Variable Insurance Products”) issued by the Company. (For certain services agreements, we replaced our affiliate, previously named Bankers Trust Company, as Adviser.)

The Adviser and the Company seek to establish certain mutual representations concerning the services agreement. In furtherance of this purpose:

(a)

the Company represents that its receipt of any expense payments pursuant to the services agreement complies with applicable laws, rules and regulations and is disclosed to holders of the Variable Insurance Products to the extent required by applicable laws, rules and regulations; and

(b)

the Adviser represents that its payment of any such expense payments pursuant to the services agreement complies with applicable laws, rules and regulations and that the prospectus or statement of additional information of the Fund will disclose such expense payments to the extent required by applicable laws, rules and regulations.

If the foregoing is acceptable to the Company, kindly sign and date the duplicate of this letter as indicated below and return a signed copy to the Adviser as provided in the transmittal letter that accompanies this document.

Very truly yours,

Deutsche Asset Management, Inc.

By:	/s/ A. Thomas
Title:	Managing Director

Acknowledged and agreed to as of
This 1st day of May, 2006

Annuity Investors Life Insurance Company

By:	/s/ John P. Gruber
Title:	Vice President

PJCJFORMS/REVENUE SHARE/ANNUITY. N0 ,6